Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT
Hudson Valley Holding Corp.	James J. Landy
21 Scarsdale Road	President & CEO
Yonkers, NY 10707	(914) 771-3230

Stephen R. Brown
Sr. EVP, CFO & Treasurer
(914) 771-3212
New York National Bank
to Become Division of Hudson Valley Bank
December 22, 2009 — Yonkers, NY — James J. Landy, President & CEO of Hudson Valley Holding Corp., has announced that the company has submitted an application for regulatory approval to operate New York National Bank as a Division of Hudson Valley Bank. Approval for the merger is expected in early 2010.
Hudson Valley Holding Corp. acquired New York National Bank in 2006. For the past four years, New York National has operated as a wholly owned subsidiary of Hudson Valley Holding Corp., which is also the parent company of Hudson Valley Bank. If approved, New York National Bank will relinquish its banking charter and operate as a Division of Hudson Valley Bank.
According to Mr. Landy, “This change is designed to better serve our customers, shareholders and the communities we serve and will be seamless to customers. It will not affect where, or how they do their banking,” he said. “Only the corporate structure has changed.”
“With more than $2.4 billion in assets and 33 branches throughout the New York Metropolitan area and Connecticut, Hudson Valley is a very strong, sound and well respected bank,” Mr. Landy said. “In these challenging economic times for all businesses, merging New York National with Hudson Valley will strengthen our organization by reducing costs and improving the efficiency of our operations. As a Division of Hudson Valley Bank, New York National will have access to additional resources beyond its current capabilities allowing New York National to stay at the forefront of new banking products and the latest technology to meet our customers’ banking needs.”
He said, “Hudson Valley and New York National remain committed to our customers and will continue our active involvement in the communities we serve. “
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About Hudson Valley Holding Corp.
Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2.4 billion in assets, serving the metropolitan area with 33 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. NYNB is a Bronx based bank with approximately $140 million in assets serving the local communities of the Bronx and Upper Manhattan with three branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “HUVL”. Additional information on Hudson Valley Bank and NYNB Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.
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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
•	a continued or unexpected decline in the economy in the New York Metropolitan area;

•	increases in loan losses or in the level of nonperforming loans;

•	increases in our allowance for loan losses;

•	our failure to maintain required regulatory capital levels;

•	declines in value in our investment portfolio;

•	a continued or unexpected decline in real estate values within our market areas;

•	higher than expected FDIC insurance premiums;

•	unexpected changes in interest rates;

•	our failure or inability to raise additional capital, if it is necessary or advisable to do so;

•	increased competition from our competitors;

•	additional regulatory oversight which may require us to change our business model;

•	the imposition on us of liabilities under federal or state environmental laws;

•	market conditions which may adversely affect the market price of our common stock;

•	further dilution of our common stock;

•	possible future reduction or elimination of our common stock dividend;

•	future earnings volatility caused by economic or other factors; and

•	other unexpected material adverse changes in Hudson Valley Bank’s operations or earnings.
A detailed discussion of these and other factors that could affect the Company’s results is included in its SEC filings, including the report on Form 10-Q for the fiscal quarter ended September 30, 2009. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.